EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Sponsors and Trustee of
Municipal Investment Trust Fund,
Intermediate Term Series--312, Defined Asset Funds

We consent to the use in this Registration Statement No. 333-40345 of our report dated February 6, 1998, relating to the Statement of Condition of Municipal Investment Trust Fund, Intermediate Term Series--312, Defined Asset Funds and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
February 6, 1998